Press Release	Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Fourth Quarter and
Fiscal Year 2009 Results

NEW YORK, NY, March 2, 2010 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the fourth quarter and fiscal year ended December 31, 2009.

Financial highlights included:

For the Fourth Quarter:
•	Net Income of $2.19 million or $0.04 per share (based on a weighted average of 62,084,656 diluted shares outstanding for the quarter) on net revenues of $42.0 million.
•	Gross time charter revenues were $43.6 million. Gross revenues for the comparable quarter in 2008 were $62.4 million.
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $25.2 million for the fourth quarter of 2009. During the comparable quarter in 2008 were $33.5 million.
•	Fleet utilization rate for the fourth quarter was 99.6%.
•	Took delivery of two newbuilding vessels, Bittern and Canary, which immediately entered their respective time charters.

For Fiscal Year 2009:
•
Net Income of $33.3 million, or $0.60 per share (based on a weighted average of 55,923,308 diluted shares outstanding for the period) on net revenues of $192.6 million. Net income for 2008 was $61.6 million or $1.31 per share.

•	Gross time charter revenue were $199.9 million in 2009, compared to $194.3 million for the 2008 fiscal year
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $121.2 million compared to $127.7 million in 2008.
•	Fleet utilization rate for 2009 was 99.6%.
•	Took delivery of four newbuilding vessels, Crested Eagle, Stellar Eagle, Bittern and Canary, which immediately entered their respective time charters.

Subsequent to the end of the 2009 year, in January and February of 2010, the Company took delivery of six newbuilding vessels, Crane, Avocet, Egret Bulker, Thrasher, Golden Eagle, and Imperial Eagle. Four of these vessels entered into their long-term time charters representing minimum aggregate contracted revenues of $198 million, excluding profit sharing, while two vessels entered into one year time charters linked to the Baltic Supramax Index.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "Eagle Bulk maintained profitability and continuing operational excellence in 2009, despite ongoing challenges in the global dry bulk market during the first half of the year. As the market improved in the latter half of 2009, Eagle Bulk benefited from our well-timed entry into Baltic Supramax Index-linked ("BSI") charters.  Additional highlights included the successful deliveries of four newbuild vessels, as well as the favorable amendment to the Company's credit facility that strengthened and added flexibility to the balance sheet.

"These developments have, in turn, allowed us to look forward in 2010 with a focus on unlocking shareholder value. Already in 2010, we have taken delivery of 6 newbuilds with minimum aggregate contracted revenues of approximately $200 million, excluding profit sharing. For the balance of this year, we have scheduled additional deliveries of 7 newbuilds with minimum aggregate contracted revenues in excess of $200 million, excluding profit sharing.

"We are also poised to benefit from direct participation in the spot market, as 28% of our 2010 open days are unfixed while an additional 16% of days are tied to the BSI.  In aggregate, this 44% exposure to the spot market occurs against the backdrop of improved industry fundamentals and recovering dry bulk demand.  With one of the industry's youngest, most versatile fleets, cash flow stability and a strong operating platform, Eagle Bulk is well-positioned to create value for its shareholders in the year ahead."

Results for the three months ended December 31, 2009 and 2008

For the fourth quarter of 2009, the Company reported net income of $2,190,694 or $0.04 per share, based on a weighted average of 62,084,656 diluted shares outstanding.

In the comparable fourth quarter of 2008, the Company reported net income of $9,159,252 or $0.20 per share, based on a weighted average of 46,915,087 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross revenues in the quarter ended December 31, 2009 were $43,550,569, compared to $62,410,576 recorded in the comparable quarter in 2008. Net revenues during the quarter ended December 31, 2009 were $42,024,017 compared to $59,962,501 in the quarter ended December 31, 2008. Revenues in 2009 were impacted by lower time charter rates due to prevailing market conditions. Net revenues recorded in the 2009 quarter include non-cash amortization of fair value below contract value of time charters acquired of $701,542, compared to a non-cash charge of $535,487 recorded in the 2008 quarter which relates to the fair value below contract value of time charters acquired. Brokerage commissions incurred on revenues earned were $2,228,094 and $2,983,561 in the fourth quarters of 2009 and 2008, respectively.

Total operating expenses in the quarter ended December 31, 2009 were $31,592,816 compared to $43,539,354 recorded in the fourth quarter of 2008. The Company operated 27 vessels in the fourth quarter of 2009 compared to 23 vessels in 2008. Despite the increase in fleet size and the corresponding increase in vessel expenses and depreciation, total operating expenses in the fourth quarter of 2009 was lower primarily due to lower general and administrative expenses compared to the previous fourth quarter of 2008, which was also impacted by a one time write-off relating to conversion of newbuilding contracts into options.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, was $25,189,121 for the fourth quarter of 2009, compared to $33,474,374 for the fourth quarter of 2008. (Please see below for a reconciliation of EBITDA to net income).

Results for the years ended December 31, 2009 and 2008

For the year ended December 31, 2009, the Company reported net income of $33,287,271 or $0.60 per share, based on a weighted average of 55,923,308 diluted shares outstanding.

In the comparable year ended December 31, 2008, the Company reported net income of $61,632,809 or $1.31 per share, based on a weighted average of 46,888,788 diluted shares outstanding.

All of the Company's revenues were earned from Time Charters. Gross revenues for the year ended December 31, 2009 were $199,851,763, an increase of 3% from the $194,253,142 recorded in 2008. Net revenues for the year ended December 31, 2009 were $192,574,826 compared to $185,424,949 for 2008, an increase of 4% primarily due to the operation of a larger fleet in 2009, which, however, was offset by lower time charter rates. Net revenues in 2009 include non-cash amortization of the fair value below contract value of time charters acquired of $2,643,820, compared to $799,540 recorded in 2008. Brokerage commissions incurred on revenues earned were $9,920,757 and $9,627,733 in 2009 and 2008, respectively.

Total operating expenses in 2009 increased to $127,204,266 from $108,669,180 in 2008. The increase in expenses is attributable to a larger fleet size in operation for 2009. Costs in 2009 were impacted by higher depreciation expenses and increases in vessel crew costs, insurance costs, costs relating to anti-piracy measures, and general increases in costs of stores and spares. Despite these increases in vessel and depreciation expenses, general and administrative expenses were lower in 2009 compared to 2008, even as the fleet grew in size.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, decreased by 5% to $121,238,582 in 2009, from $127,683,156 in 2008. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

The Company had entered into vessel newbuilding contracts at shipyard in Japan and China. During 2009, four vessels, Crested Eagle, Stellar Eagle, Bittern and Canary were constructed and delivered into the Company's fleet. During the previous year, 2008, three vessels, Wren, Woodstar, and Crowned Eagle, were delivered into the fleet. As of December 31, 2009, the Company's newbuilding program now consists of 20 vessels to be built and delivered during 2010-11. As of December 31, 2009, the Company has recorded advances of $464,173,887 towards the construction cost of these 20 vessels. These costs include progress payments to the shipyards, capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs. (Table below provides anticipated delivery dates on the newbuilding fleet).

Liquidity and Capital Resources

Net cash provided by operating activities during the years ended December 31, 2009 and 2008 was $90,524,861 and $109,535,918, respectively.

Net cash used in investing activities during 2009 and 2008, was $228,624,263 and $336,657,686, respectively. Investing activities in 2009 related to advances for the newbuilding vessel construction program. Investing activities during 2008 primarily reflected the purchase of the GOLDENEYE and REDWING, which were delivered in the second and third quarter of 2008, respectively, and advances for the newbuilding vessel construction program.

Net cash provided by financing activities during 2009 and 2008 was $200,235,313 and $83,426,938, respectively. In 2009, the Company raised $100 million in equity through its shelf equity program. Gross borrowings in 2009 were $159,215,000 and the Company used part of the proceeds from the equity offering to repay $48,645,523 of debt. In 2008, the Company borrowed $192,358,513 from its revolving credit facility which was used to partly fund the REDWING and fund the advances for the construction of newbuilding vessels. In 2008, the Company also paid $93,592,906 in dividends.

As of December 31, 2009, the cash balance was $71,344,773 compared to a cash balance of $9,208,862 at December 31, 2008. In addition, $13,500,000 in cash deposits are maintained with the Company's lender for loan compliance purposes and this amount is recorded in Restricted Cash on the balance sheet as of December 31, 2009. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to the Company's office lease.

At December 31, 2009, the Company had outstanding debt of $900,170,880. In August 2009, the Company amended its credit facility which among other things reduced the facility to $1.2 billion with a maturity in July 2014, amended the applicable interest margin to 2.5% over LIBOR, and until the Company is in compliance with the original covenants for two consecutive accounting periods, amended the collateral covenants from market values to book values, reduced the EBITDA to interest coverage ratio, and allocated half the net proceeds from any equity issuance to repay debt and reduce the facility. The repayment of $48.6 million from the last equity offering reduced the facility to $1.151 billion.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008:

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008
Net Income/(Loss)	$ 2,190,694	$ 9,159,252	$33,287,271	$61,632,809
Interest Expense	8,308,289	5,302,645	28,904,610	15,816,573
Depreciation and Amortization	12,000,856	10,229,942	44,329,258	33,948,840
Amortization of fair value (below) above market of time charter acquired	(701,542)	(535,487)	(2,643,820)	(799,540)
EBITDA	21,798,297	24,156,352	103,877,319	110,598,682
Adjustments for Exceptional Items:
Write-off of Advances for Vessel Construction (1)	—	3,882,888	—	3,882,888
Write-off of Financing Fees (1)	—	2,089,701	3,383,289	2,089,701
Non-cash Compensation Expense (2)	3,390,824	3,345,433	13,977,974	11,111,885
Credit Agreement EBITDA	$ 25,189,121	$ 33,474,374	$121,238,582	$127,683,156

(1) One time charge (see Notes to the financial statements) (2) Stock based compensation related to stock options, restricted stock units.

Capital Expenditures and Drydocking

The Company's capital expenditures relate to the purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels. In addition to the capital expenditures on newbuilding vessels as described above, major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. In 2009, eight vessels were drydocked and the Company incurred $4,477,244 in drydocking related costs. In 2008, three vessels were drydocked at a cost of $2,388,776. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
March 31, 2010	44	$1.10 million
June 30, 2010	22	$0.55 million
September 30, 2010	66	$1.65 million
December 31, 2010	44	$1.10 million

(1)      Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)      Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Year ended December 31, 2009	Year ended December 31, 2008	Three Months ended December 31, 2009	Three Months ended December 31, 2008

Revenues, net of commissions	$192,574,826	$185,424,949	$42,024,017	$59,962,501

Vessel Expenses	50,161,091	36,270,382	12,662,198	11,338,294
Depreciation and Amortization	44,329,258	33,948,840	12,000,856	10,229,942
General and Administrative Expenses	32,713,917	34,567,070	6,929,762	18,088,230
Gain on Sale of Vessel	—	—	—	—
Write-off advances for vessel construction	—	3,882,888	—	3,882,888

Total Operating Expenses	127,204,266	108,669,180	31,592,816	43,539,354

Operating Income	65,370,560	76,755,769	10,431,201	16,423,147

Interest Expense	28,904,610	15,816,573	8,308,289	5,302,645
Interest Income	(204,610)	(2,783,314)	(67,782)	(128,451)
Write-off deferred financing costs	3,383,289	2,089,701	—	2,089,701

Net Interest Expense	32,083,289	15,122,960	8,240,507	7,263,895

Net Income	$33,287,271	$61,632,809	$2,190,694	$9,159,252

Weighted Average Shares Outstanding:
Basic	55,897,946	46,800,550	62,066,463	46,915,087
Diluted	55,923,308	46,888,788	62,084,656	46,915,087
Per Share Amounts:
Basic Net Income	$0.60	$1.32	$0.04	$0.20
Diluted Net Income 0.	$0.60	$1.31	$0.04	$0.20
Cash dividends declared and paid	—	$2.00	—	$0.50

Fleet Operating Data
Number of Vessels in Operating fleet	27	23	27	23
Fleet Ownership Days	9,106	7,229	2,393	2,069
Fleet Available Days	8,999	7,172	2,342	2,055
Fleet Operating Days	8,966	7,139	2,332	2,045
Fleet Utilization Days	99.6%	99.5%	99.6%	99.5%

CONSOLIDATED BALANCE SHEETS:
	December 31,
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$71,344,773	$9,208,862
Accounts receivable	7,443,450	4,357,837
Prepaid expenses	4,989,446	3,297,801
Fair value above contract value of time charters acquired	427,359	—

Total current assets	84,205,028	16,864,500
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $125,439,001 and $84,113,047, respectively	1,010,609,956	874,674,636

Advances for vessel construction	464,173,887	411,063,011
Other fixed assets, net of accumulated amortization of $59,519 and $4,556, respectively	258,347	219,245
Restricted cash	13,776,056	11,776,056
Deferred drydock costs	5,266,289	3,737,386
Deferred financing costs	21,044,379	24,270,060
Fair value above contract value of time charters acquired	4,103,756	4,531,115
Fair value of derivative instruments	4,765,116	15,039,535
Total noncurrent assets	1,523,997,786	1,345,311,044

Total assets	$1,608,202,814	$1,362,175,544

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,289,333	$2,037,060
Accrued interest	7,810,931	7,523,057
Other accrued liabilities	3,827,718	3,021,975
Deferred revenue and fair value below contract value of time charters acquired	7,718,902	2,863,184
Unearned charter hire revenue	4,858,133	5,958,833

Total current liabilities	26,505,017	21,404,109
Noncurrent liabilities:
Long-term debt	900,170,880	789,601,403
Deferred revenue and Fair value below contract value of time charters acquired	26,389,796	29,205,196
Fair value of derivative instruments	35,408,049	50,538,060

Total noncurrent liabilities	961,968,725	869,344,659
Total liabilities	988,473,742	890,748,768
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 62,126,665 and 47,031,300 shares issued and outstanding, respectively	621,267	470,313
Additional paid-in capital	724,250,125	614,241,646
Retained earnings (net of dividends declared of $262,118,388 as of December 31, 2009 and 2008, respectively)	(74,499,387)	(107,786,658)
Accumulated other comprehensive loss	(30,642,933)	(35,498,525)

Total stockholders' equity	619,729,072	471,426,776

Total Liabilities and Stockholders' Equity	$1,608,202,814	$1,362,175,544

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income	$33,287,271	$61,632,809	$52,243,981
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation and amortization	41,380,917	31,379,443	24,791,502
Amortization of deferred drydocking costs	2,948,341	2,569,396	1,644,144
Amortization of deferred financing costs	1,373,998	244,837	242,357
Write-off of deferred financing costs	3,383,289	2,089,701	—
Write-off of advances for vessel construction	—	3,882,888	—
Amortization of fair value (below) above contract value of time charter acquired	(2,643,820)	(799,540)	3,740,000
Gain on sale of vessel	—	—	(872,568)
Non-cash compensation expense	13,977,974	11,111,885	4,256,777
Changes in operating assets and liabilities:
Accounts receivable	(3,085,613)	(965,376)	(2,776,256)
Prepaid expenses	(1,691,645)	(2,139,688)	(137,292)
Accounts payable	252,273	(1,584,499)	1,971,400
Accrued interest	1,429,939	1,707,326	(344,933)
Accrued expenses	805,743	1,158,703	146,148
Drydocking expenditures	(4,477,244)	(2,388,776)	(3,624,851)
Deferred revenue	4,684,138	—	—
Unearned charter hire revenue	(1,100,700)	1,636,809	1,608,964

Net cash provided by operating activities	90,524,861	109,535,918	82,889,373
Cash flows from investing activities:
Vessels and vessel improvements and Advances for vessel construction	(228,530,198)	(336,438,441)	(458,262,048)
Purchase of other fixed assets	(94,065)	(219,245)	—
Proceeds from sale of vessel	—	—	12,011,482

Net cash used in investing activities	(228,624,263)	(336,657,686)	(446,250,566)
Cash flows from financing activities
Issuance of common stock	99,999,997	237,328	239,848,264
Equity issuance costs	(2,708,951)	—	(5,642,117)
Bank borrowings	159,215,000	192,358,513	369,708,070
Repayment of bank debt	(48,645,523)	—	(12,440,000)
Changes in restricted cash	(2,000,000)	(2,651,440)	(2,600,000)
Deferred financing costs	(4,515,623)	(12,890,502)	(12,749,841)
Cash used to settle net share equity awards	(1,109,587)	(34,055)	—
Cash dividend	—	(93,592,906)	(82,134,982)

Net cash provided by financing activities	200,235,313	83,426,938	493,989,394
Net increase/(decrease) in Cash	62,135,911	(143,694,830)	130,628,201
Cash at beginning of period	9,208,862	152,903,692	22,275,491

Cash at end of period	$71,344,773	$9,208,862	$152,903,692

Supplemental cash flow information:
Cash paid during the period for Interest (including Capitalized interest of $26,643,519, $20,385,190 and $8,775,957 in 2009, 2008 and 2007, respectively and Commitment Fees)	$52,760,344	$33,942,541	$21,807,953

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the our revenue earning charters on our operating fleet as of December 31, 2009

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Bittern (2)	2009	57,809	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with profit share)
Canary (3)	2009	57,809	March 2015 Mar 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with profit share)
Cardinal (4)	2004	55,362	September 2010 to November 2010	$16,250
Condor	2001	50,296	Jul 2010 to Oct 2010	$22,000
Crested Eagle (5)	2009	55,989	January 2011 to April 2011	$11,500 + Index share
Crowned Eagle (6)	2008	55,940	March 2010 to May 2010	$25,000
Falcon	2001	51,268	April 2010 to June 2010	$39,500
Goldeneye (7)	2002	52,421	May 2010 to July 2010	Index
Griffon	1995	46,635	February 2010 to May 2010	$9,500
Harrier	2001	50,296	April 2010 to August 2010	$13,500
Hawk I	2001	50,296	May 2010 to August 2010	$13,000
Heron (8)	2001	52,827	January 2011 to May 2011	$26,375
Jaeger (9)	2004	52,248	April 2010 to July 2010	$26,000
Kestrel I	2004	50,326	March 2010 to July 2010	$11,500
Kite (10)	1997	47,195	November 2010 to January 2011	$17,000
Kittiwake (11)	2002	53,146	August 2010 to October 2010	Index
Merlin (12)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (13)	2002	50,206	March 2010 to May 2010	$18,000
Peregrine (14)	2001	50,913	January 2010 Jan 2010 to Oct 2010/Mar 2011	$8,500 $10,500 + Index share
Redwing (15)	2007	53,411	August 2010 to October 2010	Index
Shrike	2003	53,343	May 2010 to August 2010	$25,600
Skua (16)	2003	53,350	September 2010 to November 2010	Index
Sparrow (17)	2000	48,225	February 2010 to May 2010	$10,000
Stellar Eagle	2009	55,989	February 2010 to May 2010	$12,000
Tern	2003	50,200	December 2009 to March 2010	$8,500
Woodstar (18)	2008	53,390	Mar 2010 to June2010/Aug 2010 January 2014 Jan 2014 to Dec 2018/Apr 2019	$23,500 $18,300 $18,000 (with profit share)
Wren (19)	2008	53,349	Dec 2011 Dec 2011 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)
The BITTERN has entered into a long-term charter. The charter rate until Jan 2015 is $18,850 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,479.

(3)
The CANARY has entered into a long-term charter. The charter rate until March 2015 is $18,850 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,487.

(4)	Upon conclusion of the previous charter in September 2009, the CARDINAL commenced a new one year charter at $16,250 per day.
(5)
The charterer of the CRESTED EAGLE has exercised an option to extend the charter period by 11 to 13 months from February 2010 at a base time charter rate of $11,500 plus 50% of the difference between the base rate and the BSI time charter average (provided the BSI TC average is greater than the base rate). The profit share to be calculated each month is based on the trailing BSI TC average for the month.

(6)	Upon completion of the previous charter in December 2009, the CROWNED EAGLE commenced a charter for three to five months at $25,000 per day.
(7)
Upon conclusion of the previous time charter, in September 2009, the GOLDENEYE commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 50 days of the charter the index rate is $15,000 per day.

(8)
The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(9)	Upon completion of the previous charter in January 2010, the JAEGER commenced a charter for three to five months at $26,000 per day.
(10)	Upon completion of the previous charter in January 2010, the KITE commenced a one year charter at $17,000 per day.
(11)
Upon conclusion of the previous charter, the KITTIWAKE entered into an index based charter for one year with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(12)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(13)	Upon completion of the previous charter in December 2009, the OSPREY I commenced a charter for four to six months at $18,000 per day.
(14)
The charterer of the PEREGRINE has exercised the option to extend the charter period by 11 to 13 months. The rate for the option period is index based with a minimum daily time charter rate of $10,500 and a profit share which is equal to 50% of the difference between the base rate and the average of the trailing Baltic Supramax Index for each 30 day hire period.

(15)
Upon conclusion of the previous time charter in August 2009, the REDWING commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(16)
Upon conclusion of the previous time charter in August 2009, the SKUA commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(17)
In March 2009, the charterer of the SPARROW paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $34,500 and a new rate of $10,000 per day. This amount has been recorded in Deferred Revenue in the Company's financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $34,500 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(18)
The WOODSTAR has entered into a long-term charter. The charter rate until January 2014 is $18,300 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,152.

(19)
The WREN has entered into a long-term charter. The charter rate until Dec 2011 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

The following table, as of December 31, 2009, represents certain information about the Company's newbuilding vessels being constructed and their employment upon delivery:

Vessel	Dwt	Year Built – Actual or Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Thrasher (4) (5)	53,100	2010Q1	Apr 2016	$18,400	—
			Apr 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane (4) (6)	58,000	2010Q1	Apr 2015	$18,850	—
			Apr 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet (4) (7)	53,100	2010Q1	May 2016	$18,400	—
			May 2016 to Dec 2018/May 2019	$18,000	50% over $22,000
Egret Bulker (4)	58,000	2010Q1	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Golden Eagle (4)	56,000	2010Q1	Dec 2010 to Mar 2011	Index	—
Imperial Eagle (4)	56,000	2010Q1	Jan 2010 to Mar 2011	Index	—
Gannet Bulker (8)	58,000	2010Q2	Jan 2013 to May 2013	$17,650	50% over $20,000
Grebe Bulker (8)	58,000	2010Q2	Jan 2013 to May 2013	$17,650	50% over $20,000
Ibis Bulker (8)	58,000	2010Q2	Mar 2013 to Jul 2013	$17,650	50% over $20,000
Jay	58,000	2010Q3	Dec 2015	$18,500	50% over $21,500
			Dec 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	2010Q3	Dec 2015	$18,500	50% over $21,500
			Dec 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	2010Q3	Feb 2017 to Feb 2018	$18,400	—
Thrush	53,100	2010Q4	Charter Free	—	—
Nighthawk	58,000	2011Q1	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	2011Q3	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	2011Q3	Feb 2018 to Feb 2019	$18,400	—
Petrel (8)	58,000	2011Q4	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (8)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (8)	58,000	2011Q4	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (8)	58,000	2011Q4	Sep 2014 to Jan 2015	$17,650	50% over $20,000

CONVERTED INTO OPTIONS
Snipe (10)	58,000	2012Q1	Charter Free	—	—
Swift (10)	58,000	2012Q1	Charter Free	—	—
Raptor (10)	58,000	2012Q2	Charter Free	—	—
Saker (10)	58,000	2012Q2	Charter Free	—	—
Besra (9,10)	58,000	2011Q4	Charter Free	—	—
Cernicalo (9,10)	58,000	2011Q1	Charter Free	—	—
Fulmar (9,10)	58,000	2011Q3	Charter Free	—	—
Goshawk (9,10)	58,000	2011Q4	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The THRASHER, CRANE, AVOCET, EGRET BULKER, GOLDEN EAGLE and IMPERIAL EAGLE delivered in the first quarter of 2010.
(5)
The THRASHER has entered into a long-term charter. The charter rate until April 2016 is $18,400 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,272.

(6)
The CRANE has entered into a long-term charter. The charter rate until April 2015 is $18,850 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,489.

(7)
The AVOCET has entered into a long-term charter. The charter rate until May 2016 is $18,400 per day. Subsequently, the charter until redelivery in December 2018 to May 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,274.

(8)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(9)	Options for construction declared on December 27, 2007.
(10)	Firm contracts converted to options in December 2008.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Wednesday, March 3, 2010, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-831-6267 in the U.S., or 617-213-8857 outside of the U.S., and reference participant code 63596371. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on March 10th, 2010. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 29309520.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.